                                                                   EXHIBIT 10.18


                      FIRST AMENDMENT TO SUBLEASE AGREEMENT


         THIS FIRST AMENDMENT TO SUBLEASE AGREEMENT ("First Amendment") is made as of this 15th day of December, 1998, between SOUTHERN COMPANY SERVICES, INC., having an office at 64 Perimeter Center East, Atlanta, Georgia 30346 ("Sublessor"), and SAGE NETWORKS, INC., having an office at 64 Perimeter Center East, Suite G-300, Atlanta, Georgia 30346 ("Tenant", hereinafter referred to as "Sublessee").

                              W I T N E S S E T H:

         WHEREAS, Sublessor and Sublessee entered into that certain Sublease Agreement, dated the 29th day of May, 1998 ("the "Sublease"), for space known as Suite G-300 (the "Sublease Premises") located in that certain building known as 64A Perimeter Center, Atlanta, Georgia (the Building"); and

         WHEREAS, pursuant to the Sublease, Sublessee has notified Sublessor of Sublessee's desire to sublease additional space in the Building; and

         WHEREAS, Sublessor and Sublessee desire to enter into this First Amendment for the purpose of evidencing their mutual understanding and agreement regarding the expansion of the Sublease Premises and certain other matters relating thereto as set forth in this First Amendment;

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter contained, and for Ten and No/100ths Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Sublessee, intending to be legally bound, agree as follows:

1. DEFINED TERMS. All terms used herein and denoted by their initial capitalization shall have the meanings set forth in the Sublease unless set forth herein to the contrary.

2. DATA CENTER EXPANSION PREMISES. The approximately 7,240 rentable square feet in the Building leased to Sublessee pursuant to the Sublease is defined in the Sublease and in this First Amendment as the "Sublease Premises". As of the Data Center Expansion Premises Commencement Date (hereinafter defined), the Sublease Premises is expanded to include the approximate 8,500 rentable square feet of Data Center Space (the "Data Center Expansion Premises") on floor G2 of the Building as shown on the drawing attached as Exhibit "A".

         Adding the Data Center Expansion Premises increases the Sublease Premises to 15,740 rentable square feet. Sublessor and Sublessee agree the measurement of 8,500 rentable square feet of Data Center Expansion Premises represents Sublessor's estimate in accordance with preliminary Sublessee designs. On or before January 31, 1999, this First Amendment shall be reasonably modified to reflect the actual rentable square feet of the final design of the Data Center Expansion Premises, such modification to be mutually determined by Sublessor and Sublessee. Usable square feet shall be measured according to the Standard Method for Measuring Area in Office Buildings, ANSI Z65.1-1996 (BOMA).

         Sublessee hereby subleases the Data Center Expansion Premises and the Temporary Office Space (as hereafter defined) on the same terms and conditions as the Sublease Premises except as otherwise set forth herein to the contrary; provided, however, Sublessee shall receive no concessions or allowance on account of subleasing the Data Center Expansion Premises, except as specifically set forth in this First Amendment. Among those same terms and conditions of the Sublease which shall apply to the Data Center Expansion Premises, but not in limitation thereof, shall be Sublessee's renewal rights set forth in Paragraph 5 of the Sublease.

3. DATA CENTER EXPANSION PREMISES TERM. The term for the Data Center Expansion Premises (as part of the Sublease Premises) shall commence on the Data Center Expansion Premises Commencement Date (as herein defined) and end on June 30, 2003 (subject to Sublessee's renewal rights set forth in Paragraph 5 of the Sublease). The Data Center Expansion Premises Commencement Date shall be the later of August 1, 1999, or 30 days after the Data Center Expansion Premises are made available to Sublessee for Sublessee to commence its improvement work. Sublessee recognizes that the Data Center Expansion Premises are (a) being made available because Sublessor is relocating the users of such space into another building and that Sublessor anticipates that such relocation shall be accomplished and the Data Center Expansion Premises shall be available to Sublessee for Sublessee to commence its improvement work, by June 30, 1999; (b) that such relocation may be delayed if the space in the other building is not available, and (c) any such delay in the relocation and resulting availability of such space for use by Sublessee shall not eliminate or limit the obligations of Sublessee under the Sublease or this First Amendment, or create any claims against Sublessor, except to the extent the commencement date and corresponding rent obligations of Sublessee hereunder may be delayed. Notwithstanding anything to the contrary stated herein, if the Data Center Expansion Premises is not available to Sublessee for Sublessee to commence its improvement work by June 30,1999, then Sublessee may, at its option, and as its sole and exclusive remedy for such late availability, terminate the portion of this First Amendment relative to the Data Center Expansion Premises, by a notice to Sublessor indicating such termination, such notice to be delivered to Sublessor on or before July 15, 1999.

4. BASE RENT FOR THE DATA CENTER EXPANSION PREMISES. The Base Rent for the Data Center Expansion Premises shall be equal to the Base Rent in the Sublease on a per rentable square foot basis as shown in Exhibit "B" attached hereto and incorporated herein by this reference. The Base Rent shown in Exhibit "B" includes the escalations required by Paragraph 1.b of the Sublease.

5. TENANT IMPROVEMENT ALLOWANCE. Sublessor shall provide to Sublessee a Tenant Improvement Allowance equal to $0.05 per rentable square foot per month from the Data Center Rent Commencement Date to the end of the Term (i.e., June 30, 2003). By way of illustration only, assuming a Data Center Rent Commencement Date of August 1, 1999, the Tenant Improvement Allowance will be $14,875.00 (35 months times $0.05 per month per rentable square foot times 8,500 rentable square feet). Such Tenant Improvement Allowance will be payable to Sublessee by Sublessor within 15 days of the Data Center Expansion Premises being made available to Sublessee for Sublessee to commence its improvement work.

6. TEMPORARY OFFICE SPACE. Sublessor agrees to sublease, "as-is, where is", the space indicated in Exhibit "A.1." for use as temporary office space (the "Temporary Office Space"). The commencement date for the term of the sublease of the Temporary Office Space on the 1st floor consisting of 15,000 rentable square feet shall be the later of December 15, 1998 or the date that Sublessee takes occupancy of the Temporary Office Space. On or before January 31, 1999, this First Amendment shall be reasonably modified to reflect the actual rentable square feet of the final design of the Temporary Office Space, such modification to be mutually determined by Sublessor and Sublessee. Usable square feet shall be measured according to the Standard Method for Measuring Area in Office Buildings, ANSI Z65.1-1996 (BOMA). The rental rate for the Temporary Office Space shall be $19.00 per rentable square foot which is a full service rate including operating expenses. Set forth in Exhibit B is a schedule of rent for the Temporary Office Space during the period from December 15, 1998 to December 14, 1999, subject to appropriate adjustment if the Commencement Date is other than December 15th. The term of the sublease of the Temporary Office Space shall end twelve (12) months from the date of commencement of same. Notwithstanding the foregoing, Sublessee shall have the option to extend the term of all or a portion of the Temporary Office Space (such portion as, in the sole opinion of the Sublessor, must not interfere with the use or sublease of the remainder of the Temporary Office Space and shall be no less than 2,000 rentable square feet) for an additional period of time terminating on the same date as the expiration of the Term of the Sublease (including any renewal thereof) upon the same terms and conditions set forth herein except the Base Rent therefore shall escalate by 3% per annum on each anniversary date, by delivering to Sublessor notice of its intent to do so provided such notice is delivered at least 90 days prior to the expiration of the term of the sublease of the Temporary Office Space.

7. CONDITION OF SUBLEASE PREMISES. Sublessee shall take the Data Center Expansion Premises and the Temporary Office Space "as-is, where is", except that Sublessor has agreed to and shall provide, at no additional cost or expense to Sublessee, demising walls separating the Data Center Expansion Premises from other space on floor G2 and separating the Temporary Office Space from the other space on the 1st floor, in accordance with all applicable codes, but otherwise as Sublessor deems appropriate. In the case of the Data Center Expansion Premises, such demising wall shall be constructed during the time Sublessee is performing its construction in the Data Center Expansion Premises prior to the Data Center Expansion Premises Commencement Date, reasonably coordinated with Sublessee's construction so as not to interfere or cause a delay therewith. In the case of the Temporary Office Space, such demising wall(s) shall be constructed at such times as to minimize the disturbance of Sublessee's operations in the applicable areas. Sublessee has had the opportunity to and has inspected the Data Center Expansion Premises and the Temporary Office Space, and Sublessor makes and has made no representations or warranties whatsoever with respect to the Data Center Expansion Premises or Temporary Office Space or the fitness thereof for Sublessee's use. Notwithstanding anything to the contrary contained herein, all demising walls to be constructed by the

         Sublessor in the Data Center Expansion Premises and the Temporary Office Space shall be constructed in such locations as mutually agreed upon by the parties.

8. PARKING ARRANGEMENTS. Paragraph 35 of the Sublease is deleted in its entirety and the following is substituted therefor: Sublessee shall be entitled to 2 parking passes per 1,000 rentable square feet of data center space and 4 parking passes per 1,000 rentable square feet of office space (including Temporary Office Space during the term of the Sublease for the Temporary Office Space) and Sublessee shall use no more than said amount of parking passes.

9. LETTER OF CREDIT. The initial Letter of Credit amount of $99,999.00 as specified in Paragraph 7, subpart (a) of the Sublease will be replaced by a letter of credit of $140,000.00 with all other stipulations of Paragraph 7, subpart (a) of the Sublease remaining in effect. The reduced letter of credit referenced in Paragraph 7, subpart (b) of the Sublease is increased to $125,000. The reduced letter of credit referenced in Paragraph 7, subpart (c) of the Sublease is increased to $99,999.00.

10. BROKERAGE COMMISSIONS. CB RICHARD ELLIS, INC. ("CBRE") HAS ACTED AS AGENT FOR SUBLESSOR IN THIS TRANSACTION. THE WESLEY COMPANY HAS ACTED AS AGENT FOR SUBLESSEE IN THIS TRANSACTION. CBRE AND THE WESLEY COMPANY SHALL EACH BE PAID A COMMISSION BY SUBLESSOR PURSUANT TO A SEPARATE AGREEMENT. Sublessor shall indemnify and hold Sublessee harmless, from and against all loss, cost, damage or expense, including, but not limited to, attorney's fees and court costs, incurred by Sublessee as result of Sublessor's breach of the foregoing covenant to pay CBRE and the Wesley Company their respective commissions due in connection with this transaction. Sublessor and Sublessee hereby indemnify one another, and hold one another harmless, from and against all loss, cost, damage or expense, including, but not limited to, attorney's fees and court costs, incurred by a party hereto as a result of any claims for brokerage fees or commissions due which are made by reason of such party having dealt with any broker (other than CBRE or THE WESLEY COMPANY). Sublessee shall cause any agent or broker representing Sublessee to execute a lien waiver to and for the benefit of Sublessor and Prime Landlord, upon receipt by such agent or broker of any commission due hereunder, waiving any and all lien rights with respect to the Building or Property such agent or broker has or might have under Georgia law.

11. BINDING EFFECT. This First Amendment shall be governed by and construed in accordance with the laws of the State of Georgia, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, representatives and assigns, but always subject, in case of the Sublessee, to the limitations on assignment and sublease set forth in the Sublease. In the event of any inconsistency or conflict between the terms of this First Amendment and the Sublease, the terms hereof shall control. Time is of the essence of all terms of this First Amendment.

12. CONTINUED VALIDITY. Except as hereinabove provided, all other terms and conditions of the Sublease shall remain unchanged and in full force and effect, and are hereby ratified and confirmed by Sublessor and Sublessee. Sublessee and Sublessor hereby each acknowledge and agree that, as of the date hereof, the Sublease is subject to no offsets, claims, counterclaims or defenses of any nature whatsoever and no Events of Default on the part of Sublessor or Sublessee have occurred under the Sublease.

13. MODIFICATIONS. This First Amendment may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by the Sublessor and Sublessee or their respective heirs, representatives, successors and permitted assigns.

14. AUTHORITY. The person executing this First Amendment on behalf of Sublessee does hereby personally represent and warrant that Sublessee is a validly existing corporation and is fully authorized and qualified to do business in the State of Georgia, that the corporation has full right and authority to enter into this First Amendment, and the undersigned, who is signing on behalf of the corporation, is a duly authorized officer of the corporation and is authorized to sign on behalf of the corporation.

         IN WITNESS WHEREOF, the parties have set their hands and affixed their seals to this First Amendment to be effective as of the day and year first above written.

                                                                     "SUBLESSOR"

                                    SOUTHERN COMPANY SERVICES, INC.

                                    By:         /s/ Martin L. Brannon
                                                ------------------------------
                                                its Corporate Services Manager

                                    Attest:     ------------------------------
                                                its
                                                    --------------------------


                                                                     "SUBLESSEE"

                                    SAGE NETWORKS, INC.

                                    By:         /s/ Stephen Maggs
                                                ------------------------------
                                                its President
                                                    --------------------------

                                    Attest:
                                                ------------------------------
                                                its
                                                    --------------------------

Exhibit "B"

Schedule of Rent Due


                                     DATA
                                    CENTER       TOTAL                              TEMPORARY
                                   EXPANSION     DATA      MONTHLY      TEMPORARY     OFFICE      TEMPORARY
                        SUBLEASE   PREMISES     CENTER       DATA        OFFICE        SPACE       OFFICE          TOTAL
                         SQUARE      SQUARE     SQUARE      CENTER        SPACE       SQUARE        SPACE         MONTHLY
RENT FOR       RATE       FEET       FEET        FEET        RENT         RATE         FEET         RENT           RENT
--------       ----     --------   ---------    ------     -------      ---------   ---------     ---------       -------
Jul-98        $25.59     7,240      0           7,240     $15,439.30                                            $15,439.30
Aug-98        $25.59     7,240      0           7,240     $15,439.30                                            $15,439.30
Sep-98        $25.59     7,240      0           7,240     $15,439.30                                            $15,439.30
Oct-98        $25.59     7,240      0           7,240     $15,439.30                                            $15,439.30
Nov-98        $25.59     7,240      0           7,240     $15,439.30                                            $15,439.30
Dec-98        $25.59     7,240      0           7,240     $15,439.30      $19.00      15,000      $11,875.00    $27,314.30
Jan-99        $25.59     7,240      0           7,240     $15,439.30      $19.00      15,000      $23,750.00    $39,189.30
Feb-99        $25.59     7,240      0           7,240     $15,439.30      $19.00      15,000      $23,750.00    $39,189.30
Mar-99        $25.59     7,240      0           7,240     $15,439.30      $19.00      15,000      $23,750.00    $39,189.30
Apr-99        $25.59     7,240      0           7,240     $15,439.30      $19.00      15,000      $23,750.00    $39,189.30
May-99        $25.59     7,240      0           7,240     $15,439.30      $19.00      15,000      $23,750.00    $39,189.30
Jun-99        $25.59     7,240      0           7,240     $15,439.30      $19.00      15,000      $23,750.00    $39,189.30
Jul-99        $26.36     7,240      0           7,240     $15,902.48      $19.00      15,000      $23,750.00    $39,652.48
Aug-99        $26.36     7,240      0           7,240     $15,902.48      $19.00      15,000      $23,750.00    $39,652.48
Sep-99*       $26.36     7,240      8,500       15,740    $34,575.53      $19.00      15,000      $23,750.00    $58,325.53
Oct-99        $26.36     7,240      8,500       15,740    $34,575.53      $19.00      15,000      $23,750.00    $58,325.53
Nov-99        $26.36     7,240      8,500       15,740    $34,575.53      $19.00      15,000      $23,750.00    $58,325.53
Dec-99        $26.36     7,240      8,500       15,740    $34,575.53      $19.00      15,000      $11,875.00    $46,450.53

Jan-2000 -    $26.36     7,240      8,500       15,740    $34,575.53                                            $34,575.53
Jun-2000
Jul-2000 -    $27.15     7,240      8,500       15,740    $35,611.75                                            $35,611.75
Jun-2001
Jul-2001 -    $27.96     7,240      8,500       15,740    $36,674.20                                            $36,674.20
Jun-2002
Jul-2002 -    $28.80     7,240      8,500       15,740    $37,776.00                                            $37,776.00
Jun-2003

* Assuming a Commencement Date of September 1, 1999 for the Data Center Expansion Premises; otherwise, the schedule will be adjusted accordingly.